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                                                                    Exhibit 23.2
                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Selective Insurance Group, Inc.


         We consent to incorporation by reference in the registration statement on Form S-3 of Selective Insurance Group, Inc. of our report dated February 5, 2003, relating to the consolidated balance sheets of Selective Insurance Group, Inc. and its subsidiaries as of December 31, 2002 and 2001, and related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and all related financial statement schedules, which report appears in the December 31, 2002 annual report on Form 10-K of Selective Insurance Group, Inc. and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3 of Selective Insurance Group, Inc.

New York, New York
November 18, 2003